Exhibit 99.1

Gordmans Stores, Inc. Announces First Quarter 2012 Results

First Quarter Diluted EPS Improved to $0.41;

First Quarter Comparable Store Sales Increased 4.7%;

Company Reiterates Fiscal 2012 Guidance

Omaha, Nebraska (May 11, 2012) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its first quarter (thirteen weeks) ended April 28, 2012.

First Quarter Highlights

•	Net sales increased 13.8% to $133.9 million compared to $117.7 million in the first quarter of fiscal 2011.

•	Comparable store sales increased 4.7% over the first quarter of fiscal 2011.

•	Net income increased 10.6% to $8.1 million compared to $7.3 million in the first quarter of fiscal 2011.

•	Diluted earnings per share were $0.41.

“Our first quarter operating results represent a solid start to fiscal 2012,” commented Jeff Gordman, President and Chief Executive Officer. “The combination of comparable store sales growth of 4.7% and contributions from new stores drove the 13.8% increase in sales versus last year. We opened four stores and entered three new markets, Salt Lake City, Ogden, UT and Boise, during the first quarter and will open five more locations over the remainder of the year. Our sales performance helped us deliver a 10.6% increase in net income over the first quarter of last year. We are pleased with our overall performance and remain confident in our ability to realize our sales and profit guidance for fiscal 2012.”

First Quarter Financial Results

Net sales for the thirteen weeks ended April 28, 2012 increased 13.8% to $133.9 million from $117.7 million for the same period last year, while comparable store sales increased by 4.7%. Gross profit increased by 13.5% to $63.5 million, or 47.4% of net sales, from $55.9 million, or 47.5% of net sales, in the first quarter of fiscal 2011. Selling, general and administrative costs were $50.5 million, or 37.7% of net sales, compared to $44.1 million, or 37.5% of net sales, in the first quarter of fiscal 2011. The Company reported a 10.6% increase in net income to $8.1 million, or $0.41 per diluted share (based on 19,424,699 weighted average dilutive shares outstanding), compared to net income of $7.3 million, or $0.38 per diluted share (based on 19,266,694 weighted average dilutive shares outstanding), in the first quarter of fiscal 2011.

Outlook

For the second quarter of fiscal year 2012 ending July 28, 2012, the Company currently expects net sales to be between $130 and $131 million, which reflects a low single digit comparable store sales increase. The Company projects diluted earnings per share in the range of $0.17 to $0.18 (using a weighted average diluted share count of approximately 19.5 million). For the fiscal year ending February 2, 2013, a fifty-three week fiscal year compared to fifty-two week fiscal year 2011, the Company expects net sales to be between $629 million and $634 million, which reflects the opening of nine new stores and a low single digit comparable store sales increase. The Company projects diluted earnings per share to be in the range of $1.46 to $1.51 (using a weighted average diluted share count of approximately 19.4 million).

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, May 11, 2012 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 78 stores in 18 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	April 28, 2012	January 28, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,717	$35,413
Accounts receivable	1,771	1,787
Landlord receivable	11,755	9,939
Income taxes receivable	—	2,805
Merchandise inventories	75,898	65,335
Deferred income taxes	2,492	2,964
Prepaid expenses and other current assets	6,060	5,239

Total current assets	139,693	123,482
PROPERTY AND EQUIPMENT, net	36,612	34,507
INTANGIBLE ASSETS, net	2,056	2,078
OTHER ASSETS, net	2,687	2,546

TOTAL ASSETS	$181,048	$162,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$46,620	$36,034
Income taxes payable	1,563	—
Accrued expenses	23,741	26,464
Current portion of long-term debt	445	655

Total current liabilities	72,369	63,153

NONCURRENT LIABILITIES:
Long-term debt, less current portion	76	189
Deferred rent	15,905	14,914
Deferred income taxes	6,478	6,604
Other liabilities	229	30

Total noncurrent liabilities	22,688	21,737

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	51,545	51,327
Retained earnings	34,427	26,377

Total stockholders’ equity	85,991	77,723

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$181,048	$162,613

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended April 28, 2012 (Unaudited)	13 Weeks Ended April 30, 2011 (Unaudited)
Net sales	$133,922	$117,679
License fees from leased departments	1,937	1,667
Cost of sales	(72,368)	(63,397)

Gross profit	63,491	55,949
Selling, general and administrative expenses	(50,486)	(44,088)

Income from operations	13,005	11,861
Interest expense, net	(125)	(118)

Income before taxes	12,880	11,743
Income tax expense	(4,830)	(4,462)

Net income	$8,050	$7,281

Basic earnings per share	$0.42	$0.38
Diluted earnings per share	$0.41	$0.38

Basic weighted average shares outstanding	19,095,223	19,076,884
Dilutive weighted average shares outstanding	19,424,699	19,266,694

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200